Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements and financial statement schedule of Nesco Holdings, Inc., appearing in the Annual Report on Form 10-K of Nesco Holdings, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

June 4, 2021